Exhibit 99.2

Caladrius Biosciences Inc. (Q2 2022 Results) August 04, 2022

Corporate Speakers:

•John Menditto; Caladrius Biosciences, Inc.; VP of IR & Corporate Communications
•David Mazzo; Caladrius Biosciences, Inc.; President, CEO
•James Nisco; Caladrius Biosciences, Inc.; VP of Finance & Treasury
•Kristen Buck; Caladrius Biosciences, Inc.; Executive VP of R&D and Chief Medical Officer

Participants:
•Kumaraguru Raja; Brookline Capital Markets, LLC; Research Division, Director & Senior Biotechnology Analyst
•Peter Enderlin; MAZ Capital Advisors, LLC; Portfolio Manager

PRESENTATION

Operator: Welcome to the Caladrius Biosciences' Second Quarter 2022 Financial Results and Business Update Conference Call. (Operator Instructions) As a reminder, this call is being recorded today, Thursday, August 4, 2022. I will now turn the call over to John Menditto, Vice President of Investor Relations and Corporate Communications at Caladrius. Please go ahead, sir.

John Menditto: Thank you, operator, and good afternoon, everyone. Welcome to Caladrius' second quarter 2022 conference call to discuss our financial results and provide a business update. Joining me today from our management team are Dr. David Mazzo, President and Chief Executive Officer; Dr. Kristen Buck, Executive Vice President of Research and Development and Chief Medical Officer; and James Nisco, Vice President of Finance and Treasury.

Shortly, before this call, we issued a press release announcing our second quarter 2022 financial results, which is available under the Investors and News section of the Company website, along with a webcast replay of this call. If you have not received this news release or you would like to be added to the Company's email distribution list, please email me at jmenditto@caladrius.com.

Before we begin, I will remind you that comments made by management during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Caladrius.

I encourage you to review the Company's filings with the Securities and Exchange Commission, including, without limitation, its Forms 10-Q, 8-K and 10-K, which identify specific risk factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, Thursday, August 4, 2022. Caladrius Biosciences undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call. With that, I will now turn the call over to Dr. Mazzo. Dave?

David Mazzo: Thank you, John, and good afternoon, everyone. Thank you for once again joining us today as we provide an overview of recent business highlights and discuss our second quarter 2022 financial results.

I can say to you with much enthusiasm and certainty that 2022 is proving to be an outstanding year of progress for Caladrius as the proposed merger with Cend Therapeutics remains on track to close in the third quarter of this year, subject to approval by our stockholders.

This transaction will be transformational for Caladrius, creating, upon closing, a financially sound Nasdaq-listed company with a diverse product development pipeline, strong existing partnership and the potential for future attractive partnerships.

The merged company will operate under the name Lisata Therapeutics, (“Lisata” for short) and will focus on maximally exploiting the full potential of Cend's CendR PlatformTM technology in a range of solid tumor indications while progressing Caladrius' current CD34-positive technology-based product candidates to their next development milestone. CEND-1, the lead product candidate from the CendR PlatformTM, has the potential to be combined with myriad of chemo and immunotherapeutic agents and could become an integral part of a revised standard of care therapy for many difficult-to-treat cancers.

Coincident with the announcement of the signing of the definitive merger agreement back in April, we also announced that we had made a $10 million investment in Cend in order to maintain the momentum of development of CEND-1 and to allow for immediate collaboration between the companies. Since then, a number of achievements have been announced regarding CEND-1. For example, in June, it was announced that the first patient had been treated in the Phase 2b ASCEND study of CEND-1 in combination with gemcitabine and nab-paclitaxel for the treatment of first-line metastatic pancreatic ductal adenocarcinoma (“mPDAC” for short). This 125-patient study is a double-blind, randomized, placebo-controlled clinical trial being conducted at up to 40 sites in Australia and New Zealand, led by the Australasian Gastro-Intestinal Cancer Trials Group, in collaboration with the National Health and Medical Research Council's Clinical Trial Centre at the University of Sydney. Additionally, groundbreaking data was recently published in The Lancet Gastroenterology and Hepatology journal from the Phase 1b study of CEND-1 in combination with gemcitabine and nab-paclitaxel for the treatment of first-line mPDAC. The results reinforce our belief that CEND-1 could become a transformative new medicine for the treatment of pancreatic cancer and other difficult-to-treat solid tumors. Imminently, we expect to announce the collaboration with a major pharmaceutical company regarding CEND-1 as well as advancement of our plans to initiate a registration-worthy study of

CEND-1 in mPDAC next year, along with a basket trial exploring the advantages of combining CEND-1 with current standard of care in a variety of other solid tumor types.

With that, I will now turn the call over to James Nisco, our VP of Finance and Treasury, to review and provide commentary on our second quarter 2022 financial results. James?

James Nisco: Thanks, Dave. I'm pleased to join today to present a summary of our second quarter 2022 financial results. Starting with operating expenses, research and development expenses for the three months ended June 30, 2022, were $3.2 million compared to $4.3 million for the three months ended June 30, 2021, representing a decrease of $1.1 million or 25%.

This decrease was primarily due to a decrease in expenses associated with HONEDRA® in Japan, revenue received from the collaboration agreement and one-off recruiting expenses in the prior year. Research and development activities in the current year period focused on the advancement of our ischemic repair platform and related to:

•execution of the FREEDOM trial, including preparation for an interim analysis;

•execution of the Phase 1b proof-of-concept trial of CLBS201 as a treatment for Diabetic Kidney Disease, which commenced in the first quarter of 2022 with the first patient in the study treated in April 2022; and

•study closeout activities and preparation for the pre-consultation meetings with the Japanese Pharmaceuticals and Medical Devices Agency (or PMDA) and for HONEDRA® in Critical Limb Ischemia and Buerger's disease in Japan.

General and administrative expenses, which focused on general corporate-related activities were $3.5 million for the three months ended June 30, 2022, compared to $2.8 million for the 3 months ended June 30, 2021, representing an increase of 24%. This increase was primarily due to one-time professional fees associated with the proposed merger with Cend Therapeutics.

Overall, net losses were $6.6 and $5.7 million for the 3 months ended June 30, 2022 and June 30, 2021, respectively.

As previously communicated, Caladrius made an investment of $10 million in Cend, in addition to entering into a collaboration agreement with Cend to maintain the development momentum of the Cend pipeline.

Turning now to our balance sheet and cash flow, as of June 30, 2022, the Company had cash, cash equivalents and marketable securities of approximately $73 million, which is net of our $10 million investment in Cend and which we believe positions us well relative to the projected capital obligations for our existing development programs as well as our cash and investments balance target at the time of closing of the merger with Cend.

That completes the financial overview. With that, I will now turn the call over to our Chief Medical Officer, Dr. Kristen Buck, for the review of our clinical development pipeline. Kristen?

Kristen Buck: Thank you, James, and good afternoon, everyone.

Before I provide an update on our current CD34 programs, I will reinforce what Dave had mentioned regarding our progress with Cend. Work under our collaboration agreement has been nothing short of seamless and the collaborative effort has already yielded great progress. We are excited about this opportunity and look forward to reporting more accomplishments in the coming weeks and months, including the final coalescence into a singular cohesive development team, post-merger closing.

Turning to our current pipeline. As you know, Caladrius' current development portfolio features autologous cellular therapies designed to treat or reverse disease. Our belief is that curative cell therapy products when applied to the right indication can restore human health and potentially improve quality of life with a single administration, as compared to a treatment that requires frequent re-administration.

I will now provide a summary of progress and status for each of Caladrius' clinical programs. Kicking off with CLBS12 (HONEDRA® in Japan), our product candidate for the treatment of Critical Limb Ischemia and Buerger's disease, HONEDRA® was awarded a SAKIGAKE designation from the Japanese regulatory authorities for the treatment of Critical Limb Ischemia and Buerger's disease, which is an orphan-sized subset of Critical Limb Ischemia.

The SAKIGAKE designation is akin to a Regenerative Medicine Advanced Therapy designation or an “RMAT” designation in the United States. SAKIGAKE designation affords the recipient prioritized regulatory consultation, a dedicated review system to support the development and review process, including the option of a rolling registration submission, as well as a reduced review time of six months for the registration application once filed. Additionally, under Japan's Regenerative Medicine Legislation, products such as HONEDRA® are eligible for early conditional approval and, possibly, full approval in Japan based on the assessment of the data from the trial or trials designed in direct collaboration with the Japanese Pharmaceuticals and Medical Devices Agency (“PMDA”). Note that conditional approval of a Regenerative Medicine product only requires a demonstration of a trend toward a therapeutic effect, together with acceptable safety. Further, the SAKIGAKE designation is a highly sought regulatory classification in Japan, and we hope that this, coupled with positively trending data from our trial will make HONEDRA® an attractive product for partnering to a Japanese pharmaceutical company.

The Company’s study of HONEDRA® in Japan for the treatment of Critical Limb Ischemia and Buerger’s disease has shown positive results to date. The responses observed in the subjects who have reached an endpoint in this study are consistent with our expectations of therapeutic effect and safety based on previously published clinical trial data generated in Japan and the United States. However, as discussed in prior quarters, enrollment in the ongoing study was suspended due to the impact of the global COVID-19 pandemic on recruitment, especially in Japan, to minimize the operational and financial burden that we have incurred due to enrollment delays and lack of visibility on time to completion. Data from the follow-up of all patients completed in this registration-eligible clinical trial in Japan have been compiled and will be reviewed by the PMDA later this quarter. We are conducting an ongoing dialogue with the PMDA as to what needs to be considered in preparation for the formal consultation meetings which precede the Japanese new drug application. Simultaneously, the Company is focusing its efforts on securing a Japanese partner to complete the remaining steps to produce registration in Japan.

Turning now to XOWNA® or CLBS16 for the treatment of Coronary Microvascular Dysfunction, or CMD, Coronary Microvascular Dysfunction is a disease that continues to be underdiagnosed and potentially afflicts millions annually, a vast majority of whom are female, with no current treatment options. In May 2020, Caladrius announced the full data results from a Phase 2a ESCapE-CMD trial, showing a highly statistically significant improvement in coronary flow reserve correlating with symptom relief for patients with CMD after a single intracoronary injection of XOWNA®. Subsequently, the Company initiated a rigorous Phase 2b clinical trial known as the FREEDOM trial, which, to our knowledge, is the first controlled regenerative medicine trial in CMD in the United States. The FREEDOM trial is a double-blind, randomized, placebo-controlled trial designed to corroborate the results of the ESCaPE-CMD trial, while assessing the efficacy and safety of delivering autologous CD34 cells, our XOWNA® product, to subjects with CMD and without obstructive coronary artery disease.

As previously communicated, enrollment in the FREEDOM trial initially proceeded as planned with the first patient treated in January 2021. However, the impact of the COVID-19 pandemic in the U.S. on patient and site availability, coupled with issues affecting all stages of the supply chain associated with patient qualification, product preparation and product administration, made enrollment much slower than originally predicted and challenging to accelerate. Despite multiple protocol amendments to address these obstacles, along with an increased number of sites in the study, the FREEDOM trial only had enrolled approximately one third of the targeted 105 patients by May of this year, and at this rate, more than four years would likely have been required to reach the primary endpoint follow-up at six months post-treatment for all subjects. As a result, the Company suspended further enrollment activities at that time and is in the process of conducting an interim analysis of the data to determine the next steps for the program, which may require a discussion with and guidance from the FDA. The Company expects to have a decision on next steps for the program by the end of 2022.

Lastly, our most recently proposed development program, CLBS201 for the treatment of Diabetic Kidney Disease, or DKD: the Company initiated a Phase 1b open-label, proof-of-concept trial evaluating CLBS201, a CD34-positive regenerative cell therapy investigational product for intrarenal artery administration, in patients with Diabetic Kidney Disease. This development program focuses on patients that exhibit rapidly progressing stage 3b/4 disease. The scientific rationale for the program is based on the association of progressive kidney disease with attrition of the microcirculation of the kidney. Pre-clinical studies in kidney disease and injury models have demonstrated that protection or replenishment of the microcirculation results in improved kidney function. Our proof-of-concept protocol provided for a staggered, sequentially dosed cohort of six patients overseen by an independent Data Safety Monitoring Board with the objective of determining the tolerance of intra-renal cell therapy injection in Diabetic Kidney Disease patients as well as the ability of CLBS201 to regenerate kidney function. A key read-out of data will occur at the 6-month follow-up visit for all patients. The first patient treated in this study of CLBS201 was in April 2022, followed by completion of enrollment of all six subjects in July 2022, as recently announced. We continue to anticipate top-line data from all subjects by the first quarter of 2023. With that, I will now turn the call back to Dr. Mazzo. Dave?

David Mazzo: Thanks, Kristen. While we continue to make progress on our current Caladrius programs, a tremendous amount of work already has been conducted under our collaboration agreement with Cend. Over the next month or so, we will be working diligently with Cend and with you, our shareholders, to finalize the merger transaction and look forward to announcing the closing by our target of the end of September of this year. As I hope you appreciate, we are tremendously excited about and motivated by the prospects that this merger will bring for patients, our employees and our shareholders. We look forward to providing additional updates in the coming weeks and months.

With that, operator, we're ready to take questions.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) The first question comes from Kumaraguru Raja with Brookline Capital.

Kumar Raja: So first, with regard to the ASCEND trial, what is the expectation in terms of how soon these 40 sites can come on board? And also, when do you think potentially enrollment could be completed in that trial? And in terms of the merger process, what remains to be done so that it can be consummated?

David Mazzo: Thanks, Kumar. Appreciate your questions and I hope you're enjoying your summer. I'll take them in reverse order. So first, as far as the merger goes, things are working very well, going down the checklist of activities that are required to consummate the legal transaction.

What remains now is the final vote by shareholders of both companies and then the final legal transaction document signing that will occur once the shareholders approve the transaction. We collectively had filed the new proxy, the S-4 and a mailing of that document has gone out to all the Caladrius' shareholders. And beginning next week, we expect that shareholders will have the opportunity to begin to vote either online, by telephone or through the normal mail.

And we hope that we will accumulate a sufficient number of votes such that the voting will be completed, and we can announce an approval of all the resolutions at the currently scheduled special shareholder meeting for September 13. And then within 24 to 48 hours after that, assuming everything is approved, the legal documents will be completed, and we will be then officially Lisata Therapeutics trading under the ticker symbol LSTA on the NASDAQ.

Now going back to the ASCEND trial, the Phase 2b trial. This is a trial that's being run by the AGIGT -- I'm sorry AGITG in Australia. They just began enrolling patients a month or so ago. And the expectation is that it will take probably a couple of years to complete enrollment.

I don't have the specifics yet of when all 40 sites will be online, but we will expect to have some on our next conference call as Lisata Therapeutics. And at that point in time, not only will we have additional information and all the specifics about the CEND-1 programs, but we'll likely invite the CEO of Cend, who will then be the President and CBO of Lisata, to the call, and he'll be able to speak to some of these things as well.

Kumar Raja: Finally, as a follow-up, you alluded to something about a pharmaceutical collaboration. Anything additional you can share about it?

David Mazzo: The only thing, I can say is if everything goes well, watch the news wires for next week. That's all I can tell you.

Operator: (Operator Instructions) Our next question comes from Pete Enderlin with MAZ Partners.

Peter Enderlin: On XOWNA®, your commentary was that you expect a decision on the next steps by the end of this year. And my simple question is whose decision are we talking about? I know it's sort of a collaborative process, but are you saying the FDA makes a decision, you make a decision and then go to them? Whose are we really talking about as the initial decision maker in that situation?

David Mazzo: Pete, thanks for your question. In these kinds of situations, the only types of decisions that FDA takes would be decisions related to safety and putting a company on clinical hold. Otherwise, it's up to the sponsor to take decisions about treating patients, conducting their trials and spending their money.

The decision to which I refer is a decision that will be a Caladrius decision or if it occurs post-merger, would be a Lisata decision, and it will be based upon an analysis of the data from the interim data analysis that's ongoing as well as any discussions that may be considered appropriate with the FDA. And so that's why we say we've given ourselves time to have those discussions with the agency should we need them. And that's why we project having the answer by the end of the year, but it could come much sooner than that.

Peter Enderlin: Okay. And there was a comment about some revenues from the collaborative agreement with Cend. I mean I know you gave them $10 million, but what we are getting back must be fairly small because it was a factor in the reduction of R&D. But can you be a little more specific about that?

David Mazzo: I will. And this is really my apologies to James, our Vice President of Treasurer and to the Grant Thornton team, our auditors. But this is a bit of an accounting game, if you will.

As part of the collaboration agreement, we have allocated resources from Caladrius to help work on the Cend programs. And until we are a single company, we are accumulating a set of charges for the time spent by Caladrius employees working on the Cend program at some sort of flat rate.

So for the time being, those are being booked as a payable by Cend and a receivable by Caladrius, but also as part of the collaboration agreement as soon as the merger goes together and we combine the books from both they cancel each other out. So, it's really not something that anybody should spend any time on.

Peter Enderlin: Okay. And then the trial in Australia and New Zealand, is that because Cend had a historical relationship? Or is there some other specific reason to pick those particular venues?

David Mazzo: Well, there are a couple of reasons why that venue was chosen, but this is a program that was initiated by Cend Therapeutics, and it's based upon existing relationships that they had in Australia, but also with a particular lead investigator who was able to procure additional funding to help support the further development in that geographic area. So that's why it's being done in Australia and New Zealand.

Peter Enderlin: Are there differences in how to work with the regulatory agencies over there? Are they easier to work with? Or is it similar? Or are there any other significant differences?

David Mazzo: The Australian regulatory authorities have standards and practices that are similar to the FDA and the other Western European regulatory authorities.

I think the main reason why people choose to work in that venue, besides it being an interesting market for a product once it's ultimately approved, is that the Australian government offers an R&D credit for work done in Australia that makes it financially attractive to do research there. And for some indications, they have a higher prevalence of disease, which makes recruitment a little bit easier as well.

Peter Enderlin: Okay. I'll get on the queue to have maybe one more.

David Mazzo: Thanks, Pete.

Operator (Operator Instructions): This concludes the question-and-answer session. I will now turn the call back to Dr. Mazzo for closing remarks.

David Mazzo: Again, thank you all for participating in today's call. We look forward to speaking with you again during our next quarterly conference call, which we expect will be conducted under the banner of Lisata Therapeutics, to continue to provide updates on our achievements and progress. We remain grateful for your continued interest and support. Stay well. Have a good evening and enjoy the rest of your summer.

Operator: This concludes today's conference call. Thank you for participating. You may now disconnect.